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                                                                 Exhibit 10.1

                        UNITED STATES DEPARTMENT OF STATE
                      BUREAU OF POLITICAL MILITARY AFFAIRS
                             WASHINGTON, D.C. 20520


-----------------------------------)
                                   )
                                   )
In the Matter of:                  )
                                   )
SPACE SYSTEMS/LORAL, INC.          )
   Delaware                        )
                                   )
         Respondent                )
                                   )
-----------------------------------)


                                CONSENT AGREEMENT

     WHEREAS, the Office of Defense Trade Controls, Bureau of Political Military Affairs, U.S. Department of State ("Department") has notified Space Systems/Loral, Inc., ("SS/L") of its intent to institute an administrative proceeding pursuant to the Arms Export Control Act ("Act") (22 U.S.C. Section 2778(e)) and its implementing regulations, the International Traffic in Arms Regulations ("Regulations") (22 C.F.R. Section 120-130), based on allegations that SS/L violated Section 38 of the Act and Section 127 of the Regulations as set forth in a draft Charging Letter attached hereto and incorporated by reference, herein, by violating the express terms and conditions of Department of State munitions licenses and by exporting defense services without a munitions license or other authorization to the People's Republic of China ("PRC").

     WHEREAS, the principal vehicle for the violations alleged in the draft Charging Letter was a group of prominent scientists and engineers from the United States and Europe known as the Independent Review Committee ("IRC"), organized and chaired by SS/L and its officers and employees under the aegis, and at the

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                                      -2-

behest, of China Aerospace Corporation ("CASC"), which is discussed in the draft Charging Letter;

     WHEREAS, SS/L and Loral Space & Communications, Ltd. ("Loral"), SS/L's parent corporation, have reviewed the draft Charging Letter and this Consent Agreement, fully understand these documents and enter into this Agreement voluntarily and with full knowledge of their rights;

     WHEREAS, SS/L and Loral wish to settle and dispose of all civil charges, penalties and sanctions associated with alleged violations of Section 38 of the Act or the Regulations arising from facts which Loral or SS/L have disclosed in writing to the Department or that have been identified in the draft Charging Letter by entering into this Consent Agreement;

     WHEREAS, the Department, SS/L and Loral agree to be bound by this Agreement and a related administrative order ("Order") (attached) to be entered by the Assistant Secretary of State for Political Military Affairs.

     Now, WHEREFORE, the Department, SS/L and Loral agree as follows:

Parties
-------

(1) The Parties to this Agreement are the Department, Loral and its wholly owned subsidiary SS/L. The term "SS/L" includes Space Systems/Loral, Inc., its wholly owned subsidiaries, including in particular its business units engaged in the manufacture and/or export of defense articles and defense services related to space systems, launch vehicles, electronics and other articles controlled on the U.S. Munitions list, its operating divisions, subsidiaries, assignees and successors.

Jurisdiction
------------

(2) The Department has jurisdiction over Loral and SS/L under the Act and the Regulations in connection with the matters identified in the draft Charging Letter.

Defense Services and Foreign Defense Articles
---------------------------------------------

(3) SS/L and Loral acknowledge and accept that the definition of "defense services" in the Regulations is well established and clearly understood by SS/L and Loral as setting out


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                                      -3-

responsibilities and requirements which are binding as a matter of law and regulation on them; the furnishing of "defense services" to foreign persons -- regardless of whether the underlying defense article(s) is of U.S. or foreign origin -- is appropriately subjected to control under the Regulations by the Department even when no technical data is involved (e.g., all the information relied upon in furnishing defense services to a foreign government or foreign person is in the public domain); and, the law and regulations governing "defense services" and proposals to foreign persons are sufficiently clear and specific as to be enforceable by the U.S. Government on criminal and civil grounds and they, SS/L and Loral, are responsible and obligated as a matter of law and regulation to comply with the requirements of such laws and regulations as they pertain to "defense services" and related matters.

Missile Technology Control Regime (MTCR)
----------------------------------------

(4) SS/L and Loral acknowledge and accept that unauthorized defense services and other conduct and actions by U.S. persons which help promote the development of MTCR Category I and Category II systems contrary to the security and the foreign policy of the United States, including U.S. Government obligations under the MTCR, are serious matters, which may be subject to sanctions in circumstances specified in Section 72 of the Arms Export Control Act.

Penalty
-------

(5) SS/L and Loral agree that SS/L shall pay in fines and in remedial compliance measures a civil penalty of $20,000,000 (twenty million dollars), comprised of the amounts stipulated in subparagraphs (a) and (b), in complete settlement of alleged civil violations pursuant to Section 38 of the Act as set forth in the Department's draft Charging Letter. This civil penalty shall be payable as follows:

         (a) $2,200,000 (two million two hundred thousand dollars) shall be paid to the Department of State within 10 days of signing of the Order and $11,800,000 (eleven million eight hundred thousand dollars) shall be paid in equal installments of $1,685,714 (one million six hundred eighty-five thousand seven hundred fourteen dollars) payable on the first, second, third, fourth, fifth, sixth and seventh anniversary of the signing of the Order. Loral and SS/L agree that the effect of any statutory limitation to the


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                                      -4-

         collection of the civil penalty imposed by this Agreement shall be tolled until the last payment is made.

         (b) An additional civil penalty of $6,000,000 (six million) is hereby assessed, but its payment shall be suspended on the condition that Loral and SS/L will apply this amount over a seven year period for the purpose of defraying a portion of the costs associated with the remedial compliance specified herein and in an agreed "schedule of compliance measures" attached hereto, including the costs associated with the Special Compliance Official and with implementation of that Official's recommendations. Two million dollars ($2,000,000) which has already been invested in strengthened compliance measures that have been identified separately by Loral to the Department shall be counted towards the $6,000,000 total. Loral and SS/L will provide annually to the Department on the anniversary of the date of the Order written accounting(s) of the expenditures associated with this additional penalty in accordance with paragraph (8), and failure to use these funds appropriately for this purpose or to provide a satisfactory accounting shall result in a lifting of the suspension, in which case Loral and SS/L shall be required to pay this amount to the Department of State immediately.

Debarment
---------

(6) The offenses alleged in the draft charging letter relate to SS/L's regulated activities with respect to the PRC (and not to other countries), and concerns about SS/L's reliability in this area, contributed to the reasons that the Department has not permitted SS/L to export items on the USML to the PRC since December 23, 1998, when it imposed a partial suspension of SS/L's CHINASAT-8 technical assistance agreement (No. 610-97) with respect to Missile Technology Control Regime Annex items. However, the Department has now determined that a prospective debarment of SS/L is not appropriate at this time in view of SS/L's and Loral's remorse for participating in the IRC and for the consequences of that action, their acknowledgement of the seriousness of the alleged offenses, their desire to make amends, and their agreement to significant remedial actions, including efforts to improve SS/L's corporate compliance program as specified herein. The Department reserves the right to consider imposing additional sanctions, including debarment, in the event that SS/L for any reason does not fulfill the


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                                      -5-

provisions of this Consent Agreement or is responsible for other compliance or law enforcement concerns under the Act or other statutes specified in 22 C.F.R. ss. 120.27.

Appointment of a Special Compliance Official
--------------------------------------------

(7) The President and Chief Operating Officer of Loral shall appoint an individual from outside the corporation to serve as a Special Compliance Official for an initial term of two years, to be succeeded by an individual from inside the corporation who will serve for an additional two years, in both instances reporting to the senior management of Loral, its Board of Directors and the Office of Defense Trade Controls (ODTC). The outside Special Compliance Official shall not have been employed in any prior capacity nor previously represented Loral, or any of its subsidiaries, including SS/L, and shall agree to forsake for all time as a condition of this appointment any such future employment or representation. The appointment shall be made within thirty (30) days of the signing of this Agreement and accompanying Order and, unless agreed to prior to, or at the time of, settlement, the appointment shall be subject to the written approval of the Director, ODTC. The Special Compliance Official shall have three principal areas of responsibility regarding the future conduct of SS/L: (a) strengthening of SS/L's export compliance program with specific attention relating to those areas associated with the offenses alleged in the draft charging letter and to improved written policies and procedures for regulated activities carried out by SS/L; (b) ensuring that SS/L performs its responsibilities in a timely and fully satisfactory manner as required by this Agreement and the accompanying Order; and (c) overseeing all activities by SS/L subject to the Regulations during the period covered by this Agreement (i.e., four years, unless otherwise expressly provided for) insofar as those activities concern foreign persons (including foreign governments and foreign non-governmental entities without limitation) from the PRC (including Hong Kong) and the countries which comprised the former Soviet Union (but not including the Sea Launch program, in which The Boeing Company participates). For the duration of this agreement, except as otherwise agreed, SS/L will be the exclusive provider and representative, on behalf of Loral and all of its business units and subsidiaries (including, as well, all consultants, representatives and other persons acting at their behest or in their interests) of all AECA and ITAR regulated exports and activities with the countries enumerated in subparagraph
(c). With respect to the third area, (c), the Special Compliance


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                                      -6-

Official shall be kept fully informed by SS/L and actively engaged in overseeing all activities related to compliance with the Regulations, the Act and the specific terms and conditions of any pertinent licenses, with complete access to all relevant personnel and documents. With respect to its non-SS/L business operations, Loral also acknowledges and accepts its obligation to ensure that those operations have and maintain effective and appropriate export control procedures, and also to ensure appropriate coordination between the Loral General Counsel's office and the Special Compliance Official such that its non-SS/L business operations may benefit from enhanced compliance measures introduced at SS/L. In fulfilling the responsibilities set forth in this Consent Agreement, the Special Compliance Official may at his/her sole discretion present any disagreement with SS/L management directly to the President and Chief Operating Officer of Loral and/or the Loral Board or the Director, ODTC, or to all three. The Board of Directors of Loral shall consent to the following terms and conditions regarding the power, duties, authorities, and responsibilities of the Special Compliance Official:

         A) The Special Compliance Official shall have the power and authority to monitor SS/L's compliance with the terms of this Consent Agreement and accompanying Order and shall exercise such power and authority and carry out the duties and responsibilities of the Special Compliance Official as set forth herein in a manner consistent with the purposes of this Consent Agreement, the accompanying Order, the specific terms and conditions of munitions license applications and other authorizations falling within the parameters of clause (c), above, provided to SS/L by the Department of State, and in consultation with the Office of Defense Trade Controls.

         B) Within fifteen (15) days of the appointment of the Special Compliance Official, Loral and SS/L shall confer on this individual all the rights and powers necessary to permit the Special Compliance Official to monitor, oversee and promote SS/L's compliance with the terms of this Agreement in a manner consistent with the purposes of the Agreement and the Order, and the specific terms and conditions of pertinent (i.e., covered by clause (c) above) munitions license authorizations and other activities subject to the Regulations and the Act. Such rights and powers shall be conferred in writing; shall be made known throughout SS/L and Loral; and a certified copy shall be



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                                      -7-

         deposited by the forty-sixth (46) day of the signing of the Order with ODTC.

         C) The Outside Special Compliance Official shall serve for a two (2) year period from the date of the signing of the Order. If for any reason the appointed Special Compliance Official is unable to serve the full period of his/her appointment, the President and Chief Operating Officer of Loral may recommend a successor not unacceptable to the Director, ODTC, whose agreement to the replacement will be provided in writing. Such a recommendation shall be made at least thirty (30) days in advance of a new appointment. If the Special Compliance Official is for any reason unable to carry out the responsibilities described herein on a temporary basis (i.e., not to exceed thirty (30) days), then Loral's General Counsel shall assume the power and authority of Special Compliance Official in the interim. The conferring of rights and powers described in paragraph B), above, shall make provision for this event. Within eighteen months of appointment, the Special Compliance Official, after consultation with the President and Chief Operating Officer of Loral, shall recommend a successor Special Compliance Official not unacceptable to Loral and the Director, ODTC, who shall serve for the remaining two (2) year period. This successor Special Compliance Official shall be an employee of Loral or SS/L, who is fully capable of performing the responsibilities of the Special Compliance Official.

         D) The Special Compliance Official shall have full and complete access to SS/L's personnel, books, records, documents, facilities and technical information relating to compliance with this Consent Agreement, Order and pertinent (i.e., covered by clause (c) above) munitions authorizations, licenses, guidance and the like relating to the export of defense articles and defense services associated with SS/L's programs.

         E) SS/L and Loral shall cooperate with any reasonable request of the Special Compliance Official, including any request for assistance to obtain any necessary security clearances, and shall take no action to interfere with or impede the Special Compliance Official's ability to monitor SS/L's compliance with this Agreement, the Act and the Regulations or to carry out his/her other responsibilities set forth in this Agreement.


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                                      -8-

         F) The Special Compliance Official with Loral's consent, which shall not be unreasonably withheld, shall have authority to employ, at the expense of SS/L and/or Loral, such assistants and other professional staff as are reasonably necessary to carry out the Special Compliance Official's duties and responsibilities. Such expenses, including the salaries and expenses of the Special Compliance Official, may be paid for from the additional suspended penalty of $6,000,000 (six million dollars) described in paragraph 5(b) of this Agreement.

         G) ODTC may, on its own initiative or at the request of the Special Compliance Official, issue such additional guidance as may be necessary or appropriate to ensure compliance with the Regulations and the terms and conditions of authorizations it (ODTC) has provided to SS/L.

         H) The Special Compliance Official shall report to the President of Loral and, on a day-to-day basis, to the Loral General Counsel, and shall also make periodic reports to the Loral Board of Directors, as well as to the Director, ODTC concerning SS/L's compliance with this Agreement and Order, as well as with such other pertinent (i.e., covered by clause (c)) U.S. Government munitions authorizations, licenses, guidance and the like then in force pertaining to SS/L's ITAR regulated activities. These reports shall include conclusions and any recommendations necessary to ensure strict compliance; state whether the Special Compliance Official has encountered any difficulties in executing duties and responsibilities assigned herein; describe any and all instances of non-compliance; and advise on progress in implementing previous recommendations advanced by the Special Compliance Official and be provided:

             o Every sixty (60) days for a period of six months from the date of the signing of the Order; and

             o Semi-annually thereafter during the remainder of the Special Compliance Official's period of appointment.


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                                      -9-

         On-site Audits
         --------------

         (8) For the purpose of assessing compliance with the provisions of the Act, the Regulations and future munitions licenses and other authorizations, SS/L agrees to arrange and facilitate, with minimum advance notice, on-site audits of its business units, wherever situated, by the Department during the four year period commencing on the signing of the Order.

         Understandings
         --------------

         (9) No agreement, understanding, representation or interpretation not contained in this Agreement may be used to vary or otherwise affect the terms of this Agreement or the Order, when entered, nor shall this Agreement serve to bind, constrain, or otherwise limit any action by any other agency or department of the United States Government with respect to the facts and circumstances addressed herein. Specifically, Loral and SS/L acknowledge and accept that there is no understanding expressed or implied through this Agreement with respect to a final decision by the Department of State concerning their interest in the approval of export licenses or other U.S. Government authorizations necessary to export the CHINASAT-8 or APSTAR V Spacecraft (or with respect to any other matters involving past, pending or future munitions license applications). The Department agrees, assuming Loral's and SS/L's faithful adherence to the terms of this Agreement, and the Act and the Regulations more broadly, that decisions concerning export licenses for the CHINASAT-8 and APSTAR V spacecraft will be made on the basis of the security and foreign policy interests of the United States, including matters relating to U.S. relations with the People's Republic of China, without reference to the Department's previously expressed concerns regarding SS/L's reliability, which concerns are considered to be appropriately mitigated through the operation of various provisions of this Agreement.

         (10) The Department, SS/L and Loral agree that this Agreement is for settlement purposes only. For purposes of this Agreement, SS/L and Loral neither admit nor deny the allegations in the draft Charging Letter (including without limitation those set forth in the "Relevant Facts" and "Charges" section of that letter). That said, SS/L and


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         Loral acknowledge the nature and seriousness of the offenses alleged by the Department in the draft charging letter, including the risk of harm to the security and foreign policy interests of the United States, and wish to make amends through the payment of restitution, as set forth in this Agreement, and also through an effective corporate compliance program that will prevent any future actions such as those addressed in the draft charging letter. If this Consent Agreement is not approved pursuant to an Order entered into by the Assistant Secretary for Political Military Affairs, the Department, SS/L and Loral agree that they may not use this Agreement in any administrative or judicial proceeding and that none of the parties shall be bound by the settlement terms contained in this Agreement in any subsequent administrative or judicial proceeding.

         (11) The Department agrees that, upon signing of the Order and entry into force of this Agreement, this Agreement resolves with respect to Loral and SS/L any civil penalties or sanctions imposed with respect to violations of Section 38 of the Act or the Regulations alleged in the draft Charging Letter or arising from facts that Loral and SS/L have disclosed in writing to the Department or that have been identified in the draft Charging Letter.

         Waiver
         ------

         (12) Loral and SS/L agree that, upon signing of the Order and entry into force of this Consent Agreement, they waive all rights to seek administrative or judicial consideration or review of, or to otherwise contest, the validity of this Consent Agreement, the Order or this matter, including in any action that may be brought for the enforcement of any civil fine, penalty or forfeiture in connection with this Consent Agreement, except that neither Loral nor SS/L waives the aforesaid rights with regard to any alleged violations of this Agreement.

         Documents to be Made Public
         ---------------------------

         (13) Loral and SS/L understand that the Department will make this Agreement, including the Schedule of Compliance Measures, the draft Charging Letter and the Order, when entered, available to the public.


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         (14) This Consent Agreement shall become binding on the Department only when the Assistant Secretary for Political Military Affairs approves it by entering the Order, which will have the same force and effect as a decision and Order after a full administrative hearing on the record.



U.S. DEPARTMENT OF STATE               LORAL SPACE & COMMUNICATIONS, LTD.


/s/ Lincoln P. Bloomfield, Jr.         /s/ Eric J. Zahler
Lincoln P. Bloomfield, Jr.             Eric J. Zahler
Assistant Secretary for                President and Chief Operating
Political Military Affairs Officer

January 9, 2002                        January 8, 2002
(Date)                                 (Date)


                                       SPACE SYSTEMS/LORAL, INC.


                                       /s/ C. Patrick DeWitt
                                       C. Patrick DeWitt
                                       President

                                       January 8, 2002
                                       (Date)



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                                      Annex
                                      -----

                         Schedule of Compliance Measures

Loral and SS/L, reflecting their commitment to conduct space and missile-related programs in full compliance with the Arms Export Control Act (the "Act") and the International Traffic in Arms Regulations (the "Regulations"), and in order to ensure, in particular, that there is no unauthorized technical assistance whatsoever to any foreign person, including any of its foreign partners, and, in particular, any assistance that would assist in the design, development or enhancement of foreign space launch vehicles, missiles or facilities, agree to implement the following remedial measures and such additional measures as may be mutually agreed upon by Loral, the Special Compliance Official and the Director, ODTC, and agree further that these measures will be honored for a four year period, unless otherwise noted, as part of the Consent Agreement entered into with the Department of State:

Strengthened Compliance Training:
---------------------------------

         1. Within 120 days of the signing of the Order, SS/L will have instituted strengthened corporate export compliance procedures focused principally on SS/L's business operations such that:
                  (a) all SS/L employees of business units engaged in space or missile-related activities are familiar with the Act, the Regulations, and their own and SS/L's responsibilities, thereunder; (b) all officers and employees at the corporate level in these business units are knowledgeable about the underlying policies and principles of the Act and the Regulations; and (c) there are careful records indicating the names of employees, trainers, and level and area of training received (e.g., use of public domain information in performing defense services, applicability of ITAR to foreign-origin defense articles, etc).

Computer Control System and USG Remote Monitoring:
--------------------------------------------------

          2. Within 120 days of the signing of the Order, SS/L will have instituted a comprehensive computerized document control system that ensures prior U.S. Government


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                                      -2-

                   review of all documents which require such review pursuant to the terms and conditions of licenses and other approvals provided by the Department (ODTC) to SS/L concerning its space and missile-related activities. This system will cover all technical data and technical assistance in any form to all foreign persons and will be accessible for a period of four years by remote computer access to ODTC, DTRA, the Special Compliance Official and Loral's General Counsel's Office. SS/L will archive all releases, indexed to reflect the details of specific U.S. Government approvals, every 90 days, and provide copies in CD-ROM form to ODTC, DoD/DTSA and the Special Compliance Official. SS/L understands that ODTC may, at its sole discretion, not authorize use of exemptions for shipments of unclassified technical data in furtherance of a technical assistance agreement pending the institution of this system, as stated in the Federal Register, Vol. 64, No. 54, on March 22, 1999.

Law Department Oversight:
-------------------------

          3. Within 120 days of the signing of the Order, Loral will establish measures such that the General Counsel's office of Loral will provide oversight and support to all Loral divisions involved in space and missile-related export activities for all matters involving the Act and the Regulations. This oversight will also be structured to achieve consistent application of the Act and the Regulations by all Loral divisions. Toward this end, the Loral General Counsel's office shall consider and implement, where appropriate, those improvements in SS/L's compliance program recommended by the Special Compliance Official, which have applicability to other Loral divisions. In addition, the General Counsel's office of Loral shall take action such that in each Loral division appropriate legal support is made available as necessary to the principal personnel responsible for compliance with the Act and the Regulations and appropriate legal oversight is performed in each division with respect to such matters. In addition to other reporting responsibilities, Loral divisional legal staff providing support regarding the Act and the Regulations shall regularly report to the Loral


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                                      -3-

                   General Counsel with respect to such matters. The Special Compliance Official and the General Counsel's office will have appropriate, documented input in performance reviews of the principal personnel responsible for compliance with the Act and the Regulations.

Hotline for AECA and ITAR:
--------------------------

          4. Within 120 days of the signing of the Order, SS/L will have instituted a hotline system to ensure that violations of the AECA and ITAR may be readily reported via this channel, without fear of recrimination or retaliation. Hotline calls will be directed to the Special Compliance Official who will be responsible for responding to such calls. The Special Compliance Official shall prepare a quarterly report assessing the effectiveness of the hotline system. A copy of this report shall be provided to Loral's General Counsel and to the Director, ODTC. This written report will be in sufficient detail such that the Department may, consistent with its responsibilities under law and regulation, form an opinion about the seriousness of the alleged violations, without disclosing employee confidentiality.

Audit:
------

          5. No later than eighteen months after the signing of the Order, Loral and SS/L, in coordination with the Special Compliance Official, will conduct a thorough assessment of SS/L's implementation of all measures set forth in paragraphs 1-4 above, and such other areas as may be identified by the Special Compliance Official, with a draft audit plan to be submitted for the Department's (ODTC) review and comments prior to the start of the audit and, thereafter, a written report containing recommendations for improvements with respect to the aforesaid measures or compliance with the Act or the Regulations more generally, to be submitted to the Loral General Counsel, the Special Compliance Official and to the Director, ODTC no later than the second anniversary of the signing of the Order.


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                                      -4-

         Other
         -----

          6. In addition, the civil penalty of $6,000,000 (six million) imposed under paragraph 6 of the Consent Agreement may be applied to SS/L's costs associated with increasing in-house export control personnel, including attorney(s), as required; SS/L's export compliance manual, internal web site, and other export control compliance procedures and documents, as well as consultants and experts from outside SS/L to support the preceding activities.